Opinion of Lathrop & Gage, L.C.

Duckwall-ALCO Stores, Inc.

401 Cottage Street

Abilene, Kansas 67410

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of an aggregate of 120,000 shares of common stock, $0.0001 par value (the "Common Stock"), of Duckwall-ALCO Stores, Inc., a Kansas corporation (the "Company"), under stock options assumed by the Company (collectively, the "Assumed Awards") under the Non-Qualified Stock Option Plan for Non-Management Directors dated May 23, 2006 (the "Plan").

We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the 120,000 shares of Common Stock to be issued by the Company pursuant to the Assumed Awards under the Plan are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plan and the agreements covering the Assumed Awards, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 (the "Registration Statement") and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ LATHROP & GAGE, L.C.

Overland Park, Kansas

December 22, 2006